Exhibit 23.5

Frost & Sullivan (Beijing) Inc.,Shanghai Branch Co.
2802-2803, Tower A, Dawning Center
500 Hongbaoshi Road
Shanghai, 201103
P.R.China
Tel: +86 21 5407 5780 / 81 / 82 / 83
Fax:+86 21 3209 8500
www. frost.com

October 3, 2014

eHi Car Services Limited

Unit 12/F, Building No.5, Guosheng Center

388 Daduhe Road, Shanghai, 200062

People’s Republic of China

(8621) 6468-7000

Re: eHi Car Services Limited

Ladies and Gentlemen,

We understand that eHi Car Services Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of data and statements from our research reports and amendments thereto, including but not limited to the industry research report titled “China’s Car rental and Service Market Study” issued by us in September 2014 (the “Report”), and any subsequent amendments to the Report, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

By:	/s/ Neil X. Wang
Name:	Neil X. Wang
Title:	Partner & Managing Director